Exhibit 10.3
[Senior Executive and Manager Grants]

Nonqualified Stock Option Award Agreement
Under the 2006 Equity and Performance
Incentive Plan

Kaiser Aluminum Corporation

Kaiser Aluminum Corporation
2006 Equity and Performance Incentive Plan
Nonqualified Stock Option Award Agreement
     You have been selected to receive an option to purchase shares (the “Common Shares”) of common stock, par value $0.01 per share (“Common Stock”), of Kaiser Aluminum Corporation, a Delaware corporation (the “Company”), pursuant to the Kaiser Aluminum Corporation 2006 Equity and Performance Incentive Plan (the “Plan”), as specified below:

Optionee:

Date of Grant:

Number of Common Shares for which Option is Exercisable:

Option Price: $______ per share
     Vesting of Option: Except as hereinafter provided, the Option shall vest and become exercisable as follows:

Cumulative Number of Shares for
	Number of Shares for Which	Which Option is Exercisable
Date	Option Becomes Exercisable	(assuming no prior exercise)

     THIS NONQUALIFIED STOCK OPTION AWARD AGREEMENT, effective as of the Date of Grant set forth above (this “Agreement”), represents the grant of an option to purchase Common Shares by the Company to the Optionee named above, pursuant to the provisions of the Plan (the “Option”).
     The Plan provides a complete description of the terms and conditions governing the Option. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:
     1. Employment with the Company. Except as may otherwise be provided in Sections 5 or 6 of this Agreement, the Option granted hereunder is granted on the condition that the Optionee remains an Employee of the Company from the Date of Grant through (and including) the date or dates on which the Option vests as set forth in the table above.

     This grant of the Option shall not confer any right to the Optionee (or any other Optionee) to be granted Option Rights or other Awards in the future under the Plan.
     2. Type of Option. The Option is intended to be a nonqualified stock option and shall not be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.
     3. Exercise and Payment of Option.
(a)	To the extent exercisable, the Option may be exercised in whole or in part from time to time. The Option Price shall be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) in Common Shares (excluding shares of Restricted Stock) owned by the Optionee for at least 6 months (which Common Shares shall be valued for such purpose based on the Market Value per Share on the date of exercise), or (iii) by a combination of such methods of payment; provided, however, that the payment method in Common Shares will not be available at any time that the Company is prohibited from purchasing or otherwise acquiring Common Shares.

(b)	To the extent permitted by law, the payment of the Option Price may be deferred and payable by the Optionee from the proceeds of a sale through a bank or broker on a date satisfactory to the Company of some or all of the Common Shares to which such exercise relates.
     4. Termination of Option. Notwithstanding any other provision of this Agreement, the Option shall terminate ten years from the Date of Grant (the “Termination Date”) unless terminated earlier pursuant to Section 5.
     5. Termination of Employment.
(a)	By Death. In the event the Optionee ceases to be an Employee of the Company by reason of death prior to the Termination Date, the unexercised portion of the Option held by the Optionee at the time of death shall become fully vested and immediately exercisable by such Person or Persons as shall have been named as the Optionee’s beneficiary, or by such Persons that have acquired the Optionee’s rights under the Option by will or the laws of descent and distribution. The Option shall terminate on the earlier of (i) the second anniversary of the death of the Optionee and (ii) the Termination Date.

(b)	By Disability. In the event the Optionee ceases to be an Employee of the Company by reason of Disability (as defined in this Section 5(b)) prior to the Termination Date, the unexercised portion of the Option held by the Optionee at the time of disability of the Optionee shall become fully vested and immediately exercisable. The Option shall terminate on the earlier of (i) the second anniversary of the Optionee ceases to be an Employee of the Company by reason of Disability and (ii) the Termination Date.

“Disability” shall be defined as a total and permanent disability as a result of bodily injury, disease or mental disorder which results in the Optionee’s entitlement to long-term disability benefits under the Kaiser Aluminum Self-Insured Welfare Plan or the Kaiser Aluminum Salaried Employees Retirement Plan.

(c)	Involuntary Termination Other Than for Cause or Detrimental Activity; Termination for Good Reason. In the event the Optionee ceases to be an Employee of the Company prior to the Termination Date because either (i) the Company or any of its Subsidiaries terminates such employment for any reason other than a termination for Cause or other Detrimental Activity or (ii) the Optionee terminates his or her employment for Good Reason, any unexercised portion of the Option shall become fully vested and immediately exercisable. The Option shall terminate on the earlier of (i) the second anniversary of the date on which the Optionee ceases to be an Employee of the Company for any reason set forth in this Section 5(c) and (ii) the Termination Date.

(d)	For Other Reasons. In the event the Optionee ceases to be an Employee of the Company prior to the Termination Date for any reason other than the reasons set forth in Section 5(a), 5(b) or 5(c) of this Agreement prior to the Termination Date, any unvested portion of the Option held by the Optionee at the time of employment termination shall be forfeited by the Optionee. Any portion of the Option that is vested but unexercised prior to the termination of employment pursuant to this Section 5(d), shall terminate on the earlier of (i) the date that is ninety (90) days after the Optionee ceases to be an employee and (ii) the Termination Date.
     6. Change in Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control of the Company prior to the Termination Date while the Optionee is an Employee of the Company, any unexercised portion of the Option shall become fully vested and immediately exercisable by the Optionee.
     7. Restrictions on Transfer. The Option may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated (a “Transfer”), other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. If any Transfer, whether voluntary or involuntary, of the Option is made other than in accordance with this Agreement or the Plan, or if any attachment, execution, garnishment or lien shall be issued against or placed upon the Option, the Optionee’s right to the Option shall be immediately forfeited by the Optionee and all obligations of the Company under this Agreement shall terminate.
     8. Detrimental Activity. If the Optionee, either during employment by the Company or a Subsidiary or within one (1) year after termination of such employment, shall engage in any Detrimental Activity, and the Committee shall so find, forthwith upon notice of such finding, the Optionee shall:
(a)	Forfeit any unexercised portion of the Option;

(b)	Return to the Company, in exchange for payment by the Company of any cash amount actually paid in exercise of any portion of the Option by the Optionee (unless such payment is prohibited by law), all Common Shares that the Optionee has not disposed of that were acquired by the Optionee following exercise of the

Option within one (1) year prior to the date of the commencement of such Detrimental Activity; and

(c)	With respect to any Common Shares so acquired upon exercise of the Option that the Optionee has disposed of, pay to the Company in cash the difference between:
(i)	any cash amount actually paid therefor by the Optionee pursuant to the Plan, and

(ii)	the Market Value per Share of the Common Shares on the date of such acquisition.
To the extent that such amounts are not paid to the Company, the Company may, to the extent permitted by law, set off the amounts so payable to it against any amounts that may be owing from time to time by the Company or a Subsidiary to the Optionee, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.
     9. Beneficiary Designation. The Optionee may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of the Optionee’s death before the Optionee receives all of such benefit. Each such designation shall revoke all prior designations by the Optionee, shall be in a form prescribed by the Company, and will be effective only when filed by the Optionee in writing with the Vice President Human Resources of the Company during the Optionee’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Optionee’s death shall be paid to the Optionee’s estate.
     10. Continuation of Employment. This Agreement shall not confer upon the Optionee any right with respect to continuance of employment with the Company or any Subsidiary, nor shall this Agreement interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate the Optionee’s employment or other service at any time.
     11. Adjustments. The Committee may make or provide for such adjustments in the numbers of Common Shares covered by this Agreement, and in the kind of shares covered hereby, as the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of the Optionee that otherwise would result from (i) any stock dividend, stock split, combination of shares, extraordinary cash dividend, recapitalization or other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing (collectively, an “Event”). Moreover, in the case of such an Event, the Committee, in its discretion and without the consent of the Optionee, may provide in substitution for the Option such alternative consideration (including cash) or take such other action as it, in good faith, may determine to be equitable in the circumstances.

12.	Miscellaneous.
(a)	This Agreement and the rights of the Optionee hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Optionee.

(b)	In accordance with Section 19 of the Plan, the Board may terminate, amend or modify the Plan.

(c)	The Optionee shall, not later than the date on which the Option is exercised, pay to the Company or make arrangements satisfactory to the Committee for payment of any federal, state and local taxes (including the Optionee’s FICA obligation), whether domestic or foreign, required by law to be withheld on account of such event. The Optionee acknowledges and agrees that the Company shall have the power and the right to deduct or withhold from Optionee’s compensation an amount sufficient to satisfy federal, state and local taxes (including the Optionee’s FICA obligation), whether domestic or foreign, required by law to be withheld with respect to any event under this Agreement should the Optionee fail to make timely payment of all taxes due. The Optionee may elect, subject to the Plan and any procedural rules adopted by the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares purchased upon exercise of the Option having an aggregate Market Value per Share on the date the tax is to be determined, equal to the amount required to be withheld.

(d)	The Optionee agrees to take all steps necessary to comply with all applicable provisions with respect to transfers of the Company’s securities imposed by the Company’s certificate of incorporation, bylaws and insider trading policies as in effect from time to time and federal and state securities laws in exercising his or her rights under this Agreement.

(e)	All obligations of the Company under the Plan and this Agreement, with respect to the Option, shall be binding on any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company.

(f)	This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

(g)	Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Optionee at the address set forth below, or in either case at such address as one party may subsequently furnish to the other party in writing.

(h)	If there is any inconsistency between the terms of this Agreement and the terms of a written employment agreement between the Optionee and the Company or a Subsidiary of the Company (the “Employment Agreement”), the terms of the

Employment Agreement shall completely supersede and replace the conflicting terms of this Agreement; provided that such terms of the Employment Agreement are not inconsistent with the terms of the Plan.

(i)	Neither this Agreement nor the grant of the Option Rights contemplated hereby shall become effective unless and until the Company receives a copy of this Agreement executed by the Participant.
13.	Definitions.
(a)	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(b)	“Board” or “Board of Directors” means the Board of Directors of the Company.

(c)	“Business Combination” means a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation or entity, or other transaction.

(d)	“Cause” means (1) the Optionee’s engaging in fraud, embezzlement, gross misconduct or any act of gross dishonesty with respect to the Company or its affiliates, (2) the Optionee’s habitual drug or alcohol use which impairs the ability of the Optionee to perform his duties with the Company or its affiliates, (3) the Optionee’s indictment with respect to, conviction of, or plea of guilty or no contest to, any felony, or other comparable crime under applicable local law (except, in any event, for motor vehicle violations not involving personal injuries to third parties or driving while intoxicated), or the Optionee’s incarceration with respect to any of the foregoing that, in each case, impairs the Optionee’s ability to continue to perform his duties with the Company and its affiliates, or (4) the Optionee’s material breach of any written employment agreement or other agreement between the Company and the Optionee, or of the Company’s Code of Business Conduct, or failure by the Optionee to substantially perform his or her duties for the Company which remains uncorrected or reoccurs after written notice has been delivered to the Optionee demanding substantial performance and the Optionee has had a reasonable opportunity to correct such breach or failure to perform.

(e)	“Change in Control” means the occurrence on or after the date of this Agreement of any of the following events:
(i)	the acquisition by any Person of Beneficial Ownership of 35% or more of the combined voting power of the then-outstanding Voting Stock of the Company; provided, however, that:
(A)	for purposes of this Section 13(e)(i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition of Voting Stock of the Company directly from the Company (x) pursuant to the POR or (y) that is approved by a majority of the Incumbent Directors,

(2) any acquisition of Voting Stock of the Company by the Company or any Subsidiary, (3) any acquisition of Voting Stock of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary (other than any voluntary employee beneficiary association established in connection with the POR), and (4) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 13(e)(iii) below;

(B)	if any Person acquires Beneficial Ownership of 35% or more of combined voting power of the then-outstanding Voting Stock of the Company as a result of a transaction described in clause (A)(1) of Section 13(e)(i) and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than in an acquisition directly from the Company pursuant to the POR, in an acquisition directly from the Company in a transaction that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, such subsequent acquisition shall be deemed to constitute a Change in Control;

(C)	a Change in Control will not be deemed to have occurred if a Person acquires beneficial ownership of 35% or more of the Voting Stock of the Company as a result of a reduction in the number of shares of Voting Stock of the Company outstanding unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than in an acquisition directly from the Company pursuant to the POR, in an acquisition directly from the Company in a transaction that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; and

(D)	if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of 35% or more of the Voting Stock of the Company inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns less than 35% of the Voting Stock of the Company, then no Change in Control shall have occurred as a result of such Person’s acquisition; or
(ii)	a majority of the Directors are not Incumbent Directors; or

(iii)	the consummation of a Business Combination, unless, in each case, immediately following such Business Combination (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including without limitation an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from such Business Combination, any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Combination (other than any voluntary employee beneficiary association established in connection with the POR) or any Person that immediately prior to such Business Combination owns, directly or indirectly, 35% or more of the Voting Stock of the Company so long as such Person does not at such time own, directly or indirectly, more than 1% of the securities of the other corporation or other entity involved in such Business Combination to be converted into or exchanged for shares of Voting Stock of the entity resulting from such Business Combination pursuant to such Business Combination)) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 13(e)(iii).
(f)	“Director” shall mean a member of the Board of Directors of the Company.

(g)	“Employee of the Company” means an officer or employee of the Company or one or more of its Subsidiaries.

(h)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(i)	“Good Reason” means, without a Optionee’s consent, the occurrence of any of the following events which is not cured by the Company within ten (10) business days following the Optionee’s written notice to the Company of the event constituting Good Reason; provided, however, that any such written notice received by the Company following the thirty (30) day period after the date on which the Optionee first had knowledge of the occurrence of such event giving rise to Good Reason (or, in the case of multiple events, the latest to occur of such events) shall not be effective and the Optionee shall be deemed to have waived his/her right to terminate employment for Good Reason with respect to such event:
(i)	Demotion, reduction in title, reduction in position or responsibilities, or change in reporting responsibilities or reporting level that is materially and adversely inconsistent with the Optionee’s then position or the assignment of duties and/or responsibilities materially and adversely inconsistent with such position; or

(ii)	Relocation of the Optionee’s primary office location more than fifty (50) miles from the Optionee’s then current office location; or

(iii)	Reduction of greater than 10% in the Optionee’s then base salary or reduction of greater than 10% in the Optionee’s then long term or short term incentive compensation opportunity or a reduction in the Optionee’s eligibility for participation in the Company’s benefit plans that is not commensurate with a similar reduction among similarly situated employees.
(j)	“Incumbent Directors” means the individuals who, as of the date hereof, are Directors of the Company and any individual becoming a Director subsequent to the date hereof whose election, nomination for election by the Company’s stockholders, or appointment was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(k)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(l)	“POR” means the Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates, as modified, filed pursuant to section 1121(a) of title 11 of the United States Code and confirmed by an order of the United States Bankruptcy Court for the District of Delaware entered on February 6, 2006, which confirmation was affirmed by an order of the United States District Court for the District of Delaware entered on May 11, 2006.

(m)	“Voting Stock” means securities entitled to vote generally in the election of directors (or similar governing bodies).

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed effective as of the Date of Grant.

Kaiser Aluminum Corporation

By:

Name:

Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof are hereby agreed to by the Optionee.

Optionee

Optionee’s name and address:

DESIGNATION OF BENEFICIARY:
I hereby designate                                                              as my primary beneficiary, and                                                              as my contingent beneficiary, hereunder in the event of my death.